Exhibit 99.1

For Investor Inquiries:

Kaveh Bakhtiari

investorrelations@essendant.com

847.627.2900

ESSENDANT ELECTS DENNIS J. MARTIN TO ITS BOARD OF DIRECTORS

DEERFIELD, Ill., July 14, 2016 – Essendant Inc. (NASDAQ: ESND), a leading wholesale distributor of business products, announced today that Dennis J. Martin joined its board of directors on July 13, 2016 and will serve on the audit and human resources committees. His election to the board brings the total number of members to ten, nine of whom are independent directors.

Mr. Martin (66) has been the executive chairman of Federal Signal Corp. since January 1, 2016. He has served on the board of Federal Signal since 2008. He serves on Federal Signal’s compensation, nominating and governance, and audit committees. Mr. Martin served as chief executive officer and president of Federal Signal from October 30, 2010 until December 31, 2015. He served as the chairman and chief executive officer and President of General Binding Corporation from 2001 to 2005.

Mr. Martin served on the board of directors of HNI Corporation, an office furniture business, from August 2000 through May 2016. He served as the chair of HNI’s compensation and human resources committee and as a member of HNI’s audit and governance committees.

Mr. Martin holds bachelor and honorary doctorate degrees from the University of New Haven.

“We are extremely pleased to have an individual as well qualified as Dennis on our board,” said Charles K. Crovitz, chairman of Essendant’s board of directors. “His extensive experience as a CEO and board member of public companies in similar industries, as well as his deep expertise in simplification strategies, make Dennis a strong addition to our board.”

About Essendant

Essendant Inc. is a leading supplier of workplace essentials, with 2015 net sales of $5.4 billion. The company stocks a broad assortment of over 180,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, industrial supplies, and automotive aftermarket tools. The Company’s network of 71 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant’s common stock trades on the NASDAQ Global Select Market under the symbol ESND.

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